Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-189622) pertaining to the CDW Corporation Amended and Restated 2013 Long-Term Incentive Plan of our reports dated February 24, 2016 with respect to the consolidated financial statements and schedule of CDW Corporation and subsidiaries and the effectiveness of internal control over financial reporting of CDW Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

August 4, 2016